SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 18, 2003

PEOPLES FIRST, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	333-30640	23-3028825
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

24 South Third Street, Oxford, Pennsylvania		19363
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (610)932-9294

N/A
Former name or former address, if changed since last report.)

Item 5.  Other Events.

On December 18, 2003, National Penn Bancshares, Inc. “NPB”) and Peoples First, Inc. (“PFI”) announced that they had entered into a merger agreement, dated December 17, 2003 (the “Agreement”), which sets forth the terms and conditions pursuant to which PFI will be merged with and into NPB (the “Merger”).  Under the terms of the Agreement, shareholders of PFI will be entitled to receive either $49.54 in cash or 1.505 shares of NPB common stock for each share of PFI common stock that they hold.  PFI shareholders may elect to receive all cash, all stock, or a combination of stock and cash, subject to election and allocation procedures designed so that, in the aggregate, 70% of PFI’s outstanding common stock will be exchanged for NPB common stock and 30% of PFI’s outstanding common stock will be exchanged for cash.

Completion of the Merger is subject to a number of customary conditions, including, but not limited to, (i) approval of the Agreement by the shareholders of PFI and (ii) receipt of required regulatory approvals of the Merger.

For additional information, reference is made to the Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference, and the joint press release, dated December 18, 2003, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

In addition, on December 19, 2003, PFI announced the declaration of a regular quarterly dividend of $.17 per share payable on February 13, 2004 to shareholders of record on December 31, 2003 and a special cash dividend of $.10 per share payable on February 13, 2004 to shareholders of record on December 31, 2003.  A copy of the press release distributed in connection with such regular quarterly and special cash dividends is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 7.  Financial Statements and Exhibits

(c)  Exhibits

The following exhibits are filed herewith:

2.1	Agreement and Plan of Merger, dated December 17, 2003, by and between National Penn Bancshares, Inc. and Peoples First, Inc.

99.1	Joint Press Release, dated December 18, 2003, of National Penn Bancshares, Inc. and Peoples First, Inc. relating to the merger agreement.

99.2	Press Release, dated December 19, 2003, of Peoples First, Inc. relating to regular quarterly and special cash dividends.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 19, 2003	PEOPLES FIRST, INC.

	By:	/s/Hugh J. Garchinsky
Hugh J. Garchinsky,
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

2.1	Agreement and Plan of Merger, dated December 17, 2003, by and between National Penn Bancshares, Inc. and Peoples First, Inc.

99.1	Joint Press Release, dated December 18, 2003, of National Penn Bancshares, Inc. and Peoples First, Inc. relating to the merger agreement.

99.2	Press Release, dated December 19, 2003, of Peoples First, Inc. relating to regular quarterly and special cash dividends.